EXHIBIT 1.3

SHARE CAPITAL

           Following the Arrangement, New Hemosol will be authorized to issue an unlimited number of New Hemosol Shares and an unlimited number of New Hemosol Special Shares issuable in series. The following is a summary of the rights, privileges, restrictions and conditions attached to the New Hemosol Special Shares and is subject to the provisions of the New Hemosol Share Conditions as set out in Exhibit 9 to the Arrangement Agreement attached as Annex D to this Circular.

Provisions Attaching To The New Hemosol Shares

           The holders of New Hemosol Shares will be entitled to receive notice of, to attend and vote at any meeting of the shareholders of New Hemosol, with each New Hemosol Share carrying one vote. The holders of New Hemosol Shares will be entitled to receive dividends if, as and when declared by the board of directors of New Hemosol, subject to the rights of holders of any other class of shares of New Hemosol entitled to receive dividends in priority to or rateably with the holders of New Hemosol Shares. The holders of New Hemosol Shares will be entitled to share rateably in any distribution of the assets of New Hemosol in the event of any liquidation, dissolution or winding-up of New Hemosol, whether voluntary or involuntary, or any other distribution of the assets of New Hemosol for the purpose of winding up its affairs, subject to the rights of holders of any other class of shares of New Hemosol entitled to receive the assets of New Hemosol upon such distribution in priority to or rateably with the holders of New Hemosol Shares.

Provisions Attaching To The New Hemosol Shares

           The New Hemosol Board may issue New Hemosol Special Shares at any time and from time to time in one or more series. Before the first shares of a particular series are issued, the New Hemosol Board may fix the number of shares in such series and will determine, subject to the limitations set out in the articles of New Hemosol, the designation, rights, privileges, restrictions and conditions to attach to the shares of such series, including, without limitation, (i) the rate(s), amount or method(s) of calculation of dividends and whether they are cumulative, partly cumulative or non-cumulative, and whether such rate(s), amount or method(s) of calculation will be subject to change or adjustment in the future, (ii) the date, manner and currency of payments of dividends and the date from which they accrue or become payable, (iii) if redeemable or purchasable, the redemption or purchase price and terms and conditions of redemption or purchase, with or without provision for purchase or similar funds, (iv) the voting rights, if any, (v) any conversion, exchange or reclassification rights and (vi) any other terms not inconsistent with such provisions. Before the issue of the first shares of a series, the New Hemosol Board will send to the Director articles of amendment in the prescribed form containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the New Hemosol Board.

           The New Hemosol Special Shares of each series will, with respect to the payment of dividends and the distribution of assets in the event of the dissolution, liquidation or winding-up of New Hemosol or other distribution of its assets among its shareholders for the purposes of winding up its affairs, rank on a parity with the New Hemosol Special Shares of every other series.
 If any amount of cumulative dividends (whether or not declared) or declared non-cumulative dividends or any amount payable on any such distribution of assets constituting a return of capital in respect of the New Hemosol Special Shares of any series is not paid in full, the New Hemosol Special Shares of such series will participate rateably with the New Hemosol Special Shares of every other series in respect of all accumulated cumulative dividends (whether or not declared) and all declared non-cumulative dividends or all amounts payable on any such distribution constituting a return of capital.